Exhibit 99


                                                           MEDIA CONTACT:
                                                  Dennis Milewski (860) 722-5567
                                                        FINANCIAL CONTACT:
                                                     Jim Rowan (860) 722-5180


FOR IMMEDIATE RELEASE

                 HARTFORD STEAM BOILER COMPLETES ACQUISITION OF
                      KEMPER BOILER AND MACHINERY BUSINESS

HARTFORD, Conn., July 13, 1998 -- The Hartford Steam Boiler Inspection and Insurance Company (HSB) has completed its acquisition of the monoline boiler and machinery business of Kemper Insurance Companies, effective July 1, 1998. The companies also completed an arrangement for HSB to reinsure boiler and machinery coverage written as part of Kemper's commercial package policies. Terms of the transaction were not disclosed.

HSB will provide jurisdictional inspections, loss prevention and claim services to Kemper insureds. In addition, HSB purchased Kemper's ASME inspection service business, a fee-based engineering service that certifies boiler and pressure vessel compliance with codes and standards of the American Society of Mechanical Engineers.

In 1997, Kemper reported equipment breakdown premiums of approximately $80 million and engineering fees for ASME inspections of $7.5 million. HSB also will offer employment to Kemper underwriters, inspectors and engineering specialists.

"Not only did we acquire  Kemper's fine book of monoline  business," said Gordon
W. Kreh, president and chief executive officer of HSB, "but we are extremely pleased to add the people who helped make that business a success. They give HSB additional strength to grow and technical skills to help customers prevent loss."

HSB Group, Inc.(NYSE:HSB) is a global provider of insurance products and engineering management consulting services. HSB Group is the parent company of The Hartford Steam Boiler Inspection and Insurance Company, founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions. For more information about HSB, visit its website at www.hsb.com.

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